TODD ROBERTI
                                 1 LOVEYS DRIVE
                         FLORHAM PARK, NEW JERSEY 07932

                                ----------------

                                  June 12, 1997

Mr. Brian A. Kahan
CompScript, Inc.
1225 Broken Sound Parkway N.W.
Suite A
Boca Raton, Florida 33481

         RE: CONSULTING AGREEMENT

Gentlemen:

         Formalizing our earlier discussions this is to acknowledge and confirm the terms of our Consulting Agreement ("Consulting Agreement") as follows:

         1. APPOINTMENT OF TODD ROBERTI. CompScript, Inc. (the "Company") hereby engages Todd Roberti ("Roberti") and Roberti hereby agrees to render services to the Company as a management consultant and advisor.

         2. DUTIES. During the term of this Agreement Roberti shall provide advice to, undertake for and consult with the Company concerning marketing, strategic planning, and investor relations.

         3. TERM. The term of this Consulting Agreement shall be for a twelve
(12) period commencing on the date hereof.

         4. COMPENSATION.

            As compensation for his services hereunder, Roberti shall be issued options to purchase 50,000 shares of Common Stock, $.0001 par value (the "Shares") at $5.00 per share. The options expire June 1, 1998 and are exercisable in 10,000 increments.

         5. SHARE RESTRICTION. Appropriate investment restrictions shall be noted against the Shares upon issuance.

         6. EXPENSES. Roberti shall be entitled to reimbursement by the Company of such reasonable out-of-pocket expenses as Roberti may incur in performing services under this Consulting Agreement. Any expenses shall be approved in advance with the Company.

Mr. Brian A. Kahan
June 12, 1997
Page 2

         7. REGISTRATION. The Company agrees to provide Roberti with registration rights at the Company's cost and expense and include the Shares in a registration statement to be filed by the Company with the Securities and Exchange Commission within the proximate future.

         8. CONFIDENTIALITY. Roberti will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Roberti in the course of its performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing of pendency of patent applications).

         9. INDEPENDENT CONTRACTOR. Roberti and the Company hereby acknowledge that Roberti is an independent contractor. Roberti shall not hold itself out as, nor shall it take any action from which others might infer, that it is a partner of, agent of or a joint venturer of the Company.

         10. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement shall be governed by the laws of the State of Florida. In the event of any dispute as to the terms of this Consulting Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees

         Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter where provided and returning it to us at your earliest convenience.

                                                       Very truly yours,

                                                         /S/ TODD ROBERTI
                                                       ------------------------
                                                       TODD ROBERTI

ACCEPTED AND AGREED TO as
of the 24th day of June, 1997.

COMPSCRIPT, INC.



By:   /S/ BRIAN A. KAHAN
      ---------------------------
      Brian A. Kahan, President